File No. 70-8887



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       AMENDMENT NO. 3 (POST-EFFECTIVE) TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 -----------------------------------------------

                       PUBLIC SERVICE COMPANY OF OKLAHOMA
                               212 East 6th Street
                           Tulsa, Oklahoma 74119-1212

                   (Names of company filing this statement and
                     address of principal executive office)
               ---------------------------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)
               ---------------------------------------------------

                               William R. McKamey
                                 General Manager
                       Public Service Company of Oklahoma
                               212 East 6th Street
                           Tulsa, Oklahoma 74119-1212

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                               Dallas, Texas 75202

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Name and addresses of agents for service)


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                  Public  Service  Company  of  Oklahoma  ("PSO"),  an  Oklahoma
corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), hereby files this Amendment No. 3 (Post-Effective) to the Form U-1 Application-Declaration in this File (the "Application") for the purposes of amending the Application in the following respects:
Item 1.  Description of Proposed Transaction.
         By order dated December 30, 1996 (the "Order"), the Securities and Exchange Commission (the "Commission") authorized PSO to make a capital contribution to Nuvest L.L.C. ("Nuvest"), which provides services to public utility companies through its subsidiaries, Numanco, Inc. ("NI") and Numanco L.L.C. ("Numanco") (collectively, together with Nuvest, "Numanco Companies"). As a result of such capital contribution, PSO acquired a 4.9% voting interest and 70% economic interest in Nuvest. PSO was also authorized to guarantee the obligations of the Numanco Companies up to an aggregate $12 million. Public Service Company of Oklahoma, Holding Co. Act Release No. 26638 (December 30,
1996). The aggregate amount of the guarantees authorized was based on the projected financing and cash flow requirements of the Numanco Companies.
         By this amendment, PSO is seeking authorization to (i)increase its aggregate capital contribution in Nuvest to $5 million and (ii) increase the
current   aggregate   amount  of  authorized   guarantees  from  $12,000,000  to
$18,000,000,  based on increased  operating capital  requirements of the Numanco
Companies.   PSO  will   maintain  its  70%   interest  in  the  total   capital
contributions, profits and losses of Nuvest, and its voting interest shall remain at 4.9%. PSO will also receive an annual non-cash dividend on the additional $4,300,000 investment at an interest rate equal to Numanco's then current cost of debt. Item 2. Fees, Commissions and Expenses
         The estimate of the approximate amount of fees and expenses payable in connection with the transactions described herein is as follows:
                Legal Fees and Expenses

                    Milbank, Tweed, Hadley & McCloy
                    New York, New York.......................   $ 5,000

                Miscellaneous and incidental
                 expenses including travel,
                 telephone and postage.........................     500
                                                                ------------
                                                                $ 5,500
                                                                 =======

Item 3.         Applicable Statutory Provisions
                General
                Sections  6, 7 and 12 of the Act and  Rules 23 and 54 under  the
Act are or may be applicable to the proposed transactions described herein. To the extent any other sections of or rules under the Act may be applicable to the proposed transactions, PSO hereby requests appropriate orders thereunder.
                Rule 54
                  No proceeds from the proposed transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act ("EWG"), or a foreign utility company, as defined in Section 33 of the Act ("FUCO"). Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an exempt wholesale generator ("EWG") or a foreign utility company ("FUCO"), or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rule 53(a), (b) and (c) are satisfied. The Applicants currently meet all of the criteria of Rule 53(a), except for clause (1). At June 30, 1998, CSW's "aggregate investment," as defined in Rule 53(a)(1), in EWGs and FUCOs was approximately $917 million, or approximately 51.51% of CSW's average "consolidated retained earnings," as defined in Rule 53(a)(1), for the four quarters ended June 30, 1998 (approximately $1.781 billion), which exceeds the 50% "safe harbor" limitation contained in that rule.

                  By order dated January 24, 1997, (HCAR No. 26653) ("January 1997 Order"), the Commission authorized CSW to increase to 100% of average "consolidated retained earnings," as defined in Rule 53(a)(1), the aggregate amount which it may invest in EWGs and FUCOs. Although CSW's aggregate investment exceed the 50% "safe harbor" limitation contained in Rule 53, CSW's aggregate investment is below the 100% limitation authorized under the January 1997 Order.

                  As of September 30, 1996, the most recent period for which financial statement information was evaluated in the January 1997 Order, CSW's consolidated capitalization consisted of 43.5% equity and 56.5% debt. CSW's consolidated pro forma capitalization as of June 30, 1998, taking into account the effect of the proposed transactions, is 41.8% equity and 58.2 % debt.

                  CSW asserts that since the date of the January 1997 Order, there has been no material change in its consolidated capitalization ratio. CSW further states that this ratio remains within acceptable ranges and limits, as evidenced by CSW's corporate consolidated "A2" short term credit rating, which has remained the same since the January 1997 Order.

                  In 1997, the government of Great Britain imposed a windfall profits tax of $176 million on Seeboard, plc, a FUCO in the United Kingdom wholly owned by CSW. Notwithstanding the imposition of this tax, earnings attributable to CSW's interests in EWGs and FUCOs contributed positively to consolidated earnings in the calendar year ending after the January 1997 Order. Accordingly, since the date of the January 1997 Order, the earnings attributable to CSW's investments in EWGs and FUCOs have not had any adverse impact on CSW's financial integrity.

                CSW will continue to maintain, in conformity with United States generally accepted accounting principles, and make available the books and records required by Rule 53(a)(2). CSW does, and will continue to, comply with the requirement that no more than 2% of the employees of CSW's operating subsidiaries shall, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will continue to submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4). None of the conditions described in Rule 53(b) exist with respect to CSW or any of its subsidiaries, thereby satisfying said Rule and making Rule 53(c) inapplicable.

Item 4.         Regulatory Approval
                No  state  regulatory   authority  and  no  federal   regulatory
authority, other than the Commission under the Act, have jurisdiction over the proposed transactions.

Item 5.         Procedure
                It is requested that the Commission issue and publish no later than November 27, 1998, the requisite notice under Rule 23 with respect to the filing of this Application, such notice to specify a date not later than December 21, 1998, as the date after which an order granting and permitting this Application to become effective may be entered by the Commission and the Commission enter not later than December 22, 1998, an appropriate order granting and permitting this Application to become effective.
                No recommended decision by a hearing officer or other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no thirty-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter, and it is respectfully requested that any such order be made effective immediately upon the entry thereof. Item
6. Exhibits and Financial Statements
                Exhibit 1 - Preliminary Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company (to be filed by amendment).

                Exhibit 2 - Final or "Past  Tense"  opinion of  Milbank,  Tweed,
                Hadley & McCloy, counsel to the Company (to be filed with Certificate of Notification).

                Exhibit 3 - Proposed Notice of Proceeding.

                Exhibit 4 - Financial Statements of Public Service Company of Oklahoma, as of September 30, 1998 (to be filed by amendment).

                Exhibit 5 - Form of amendment to Nuvest Member Agreement (to be filed by amendment).


Item 7.         Environmental Effects
                The proposed transaction does not involve major federal action having a significant effect on the human environment. To the best of the Company's knowledge no federal agency has prepared or is preparing an environmental impact statement with respect to the proposed transaction.



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                                S I G N A T U R E
                                - - - - - - - - -



                Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                Dated:  November 24, 1998


                             PUBLIC SERVICE COMPANY
                              OF OKLAHOMA


                            By:/s/ William R. McKamey
                               William R. McKamey
                                 General Manager

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                                INDEX OF EXHIBITS

EXHIBIT                                                        TRANSMISSION
NUMBER                         EXHIBITS                           METHOD

  1                   Preliminary Opinion of Milbank,              ---
                      Tweed, Hadley & McCloy, counsel
                      to the Company (to be filed by
                      amendment).

  2                   Final or "Past Tense" opinion of             ---
                      Milbank, Tweed, Hadley & McCloy,
                      counsel to the Company (to be filed
                      with Certificate of Notification.)

  3                   Proposed Notice of Proceeding.            Electronic

  4                   Financial Statements of Public               ---
                      Service Company of Oklahoma, as of
                      September 30, 1998 (to be filed by
                      amendment).

  5                   Form of amendment to Nuvest Member           ---
                      Agreement (to be filed by amendment).




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